As filed with the Securities and Exchange Commission on February 24, 2010
Registration No. 333-84110

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0526032 (I. R. S. Employer Identification No.)
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(Address of principal executive offices)
GULFMARK OFFSHORE, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Quintin V. Kneen
Executive Vice President
GulfMark Offshore, Inc.
10111 Richmond Avenue, Suite 340
Houston, Texas 77042
(713) 963-9522
(Name, address and telephone number of agent for service)
Copies to:
Strasburger & Price, L.L.P.
1401 McKinney St., Ste 2200
Houston, Texas 77010
(713) 951-5600
Attn: W. Garney Griggs, Esq.
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerate filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [X]	Accelerated Filer [ ]

Non-Accelerated Filer [ ] (Do not check if smaller reporting company)	Smaller Reporting Company [ ]

EXPLANATORY NOTE
          On February 24, 2010, GulfMark Offshore, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, New GulfMark Offshore, Inc., a Delaware corporation (the “Registrant”), pursuant to an agreement and plan of reorganization, dated as of October 14, 2009 (the “Reorganization Agreement”), with Registrant as the surviving corporation (such transaction, the “Reorganization”). The Reorganization was adopted by the requisite vote of stockholders at the special meeting of the stockholders of the Predecessor Registrant on February 23, 2010. At the effective time of the Reorganization, the Registrant changed its name from “New GulfMark Offshore, Inc.” to “GulfMark Offshore, Inc.” The business, operations, assets and liabilities of the Registrant immediately after the Reorganization were the same as business, operations, assets and liabilities of the Predecessor Registrant immediately prior to the Reorganization.
          At the effective time of the Reorganization and pursuant to the Reorganization Agreement, each outstanding and treasury share of the common stock of the Predecessor Registrant automatically converted into one share of Class A common stock of the Registrant, which is subject to certain transfer and ownership restrictions designed to protect our eligibility to transport merchandise and passengers for hire in U.S. territorial waters. The issuance of the shares of Class A common stock was registered under the Securities Act of 1933, as amended, pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-162612), which was declared effective by the U.S. Securities and Exchange Commission on January 22, 2010. Shares of Class A common stock of the Registrant trade on the same exchange, the New York Stock Exchange (the “NYSE”), and under the same symbol, “GLF”, that the shares of the Predecessor Registrant common stock traded on and under prior to the Reorganization.
          All stock-based benefits plans of the Predecessor Registrant were assumed by the Registrant at the effective time of the Reorganization and, going forward, Class A common stock of the Registrant will be issued upon the exercise of any options or the payment of any stock-based awards and otherwise to appropriately reflect the substitution of the Registrant’s Class A common stock for the Predecessor Registrant’s common stock.
          This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8, Registration No. 333-84110, filed March 11, 2002, relating to the Predecessor Registrant’s GulfMark Offshore, Inc. Employee Stock Purchase Plan (the “Registration Statement”).
          This Post-Effective Amendment No. 1 is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the Reorganization. In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the foregoing Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All applicable registration fees were paid at the time of the original filing of the Registration Statement.
     Unless otherwise indicated, references to “we”, “us”, “our” and the “Company” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*The documents containing the information required in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428 under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and this Note to Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
          We incorporate herein by reference the following documents filed with the SEC pursuant to the Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable SEC rules and regulations):
(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009;

(c)	The Predecessor Registrant’s Current Reports on Forms 8-K filed with the SEC on February 27, 2009; March 4, 2009; March 17, 2009; March 19, 2009; April 16, 2009; May 14, 2009; June 29, 2009; October 19, 2009; October 21, 2009; and December 17, 2009;

(d)	The Registrant’s Current Report on Form 8-K filed February 24, 2010 (which, among other matters, registers the Registrant’s Class A common stock under Section 12(b) of the Exchange Act); and

(e)	The Predecessor Registrant’s Definitive Proxy Statements filed April 24, 2009, and January 22, 2010.
          In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
          Not applicable.
Item 5.     Interests of Named Experts and Counsel.
          Not applicable.

Item 6.     Indemnification of Directors and Officers.
General
          The Registrant’s certificate of incorporation and bylaws generally provide that it will indemnify its directors and officers to the full extent permitted by applicable law.
Indemnification and Insurance
          Delaware corporations may indemnify their directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation such as a derivative action) if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care applies to actions by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, and Delaware law requires court approval before any indemnification where the person seeking indemnification has been found liable to the corporation.
          The Registrant’s certificate of incorporation and bylaws provide that the Registrant will indemnify and advance expenses to, and hold harmless, each of its directors and officers to the fullest extent permitted by applicable law, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in its certificate of incorporation and bylaws, the Registrant will be required under its certificate of incorporation and bylaws to indemnify, or advance expenses to, an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Registrant’s Board of Directors.
          Also on February 24, 2010, the Registrant entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of its directors and certain officers (each, a “Contractual Indemnitee”). Pursuant to the indemnification agreements the Registrant will be obligated to indemnify the applicable Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with the Registrant, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding, other than an action or proceeding by or in the right of the Registrant, against all expenses, judgments, penalties, fines (including any excise taxes assessed on the Contractual Indemnitee with respect to an employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, provided that he or she also had no reasonable cause to believe his or her conduct was unlawful. The Registrant will also be obligated to indemnify such Contractual Indemnitee to the fullest extent permitted by applicable law in the event that such Contractual Indemnitee, by reason of such Contractual Indemnitee’s relationship with the Registrant, was, is or is threatened to be made a party to or participant in any threatened, pending or completed action or proceeding brought by or in the right of the Registrant to procure a judgment in its favor, against all expenses actually and reasonably incurred by such Contractual Indemnitee in connection with such action or proceeding, provided that such Contractual Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. Notwithstanding the foregoing sentence, no indemnification against expenses incurred by such Contractual Indemnitee in connection with such an action or proceeding brought by or in the right of the Registrant will be made in respect of any claim, issue or matter as to which such Contractual Indemnitee is adjudged to be liable to the Registrant or if applicable law prohibits such indemnification being made; provided, however, that, in such event, if applicable law so permits, indemnification against such expenses will nevertheless be made by the Registrant if and to the extent that the court in which such action or proceeding has been brought or is pending determines that, despite the adjudication of liability but in view of all the circumstances of the case, the Contractual Indemnitee is fairly and reasonably entitled to indemnity for such expenses.
          The Indemnification Agreements also provide for the advancement of all reasonable expenses incurred by such Contractual Indemnitee in connection with any action or proceeding covered by the Indemnification Agreement. The Contractual Indemnitee will be required to repay any amounts so advanced if, and to the extent that, it is ultimately determined that he or she is not entitled to be indemnified by the Registrant against such expenses. The Contractual Indemnitee will further be required to return any such advance to the Registrant which remains unspent at the conclusion of the action or proceeding to which the advance related.

          In addition, the Indemnification Agreements provide that the Registrant will use all commercially reasonable efforts to obtain and maintain in effect during the entire period for which the Registrant is obligated to indemnify a Contractual Indemnitee under his or her Indemnification Agreement, one or more insurance policies providing the directors and officers of the Registrant coverage for losses from wrongful acts and omissions and to ensure the Registrant’s performance of its indemnification obligations under each Indemnification Agreement.
Item 7.     Exemption from Registration Claimed.
             Not applicable.
Item 8.     Exhibits.

Exhibit
No.	Description

4.1	Certificate of Incorporation of GulfMark Offshore, Inc., as amended (incorporated by reference to Exhibit 3.1 of our Form 8-K filed February 24, 2010).

4.2	Bylaws of GulfMark Offshore, Inc., as amended (incorporated by reference to Exhibit 3.2 of our Form 8-K filed February 24, 2010).

4.3	Description of GulfMark Common Stock (incorporated by reference to Exhibit 4.1 of our Form 8-K filed February 24, 2010).

4.4	Form of U.S. Citizen Stock Certificates (incorporated by reference to Exhibit 4.2 of our Form 8-K filed February 24, 2010).

4.5	Form of Non-U.S. Citizen Stock Certificates (incorporated by reference to Exhibit 4.3 of our Form 8-K filed February 24, 2010).

4.6	GulfMark Offshore, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.4.3 to our Registration Statement on Form S-8, Registration No. 333-84110 filed on March 11, 2002).

*5.1	Opinion of Strasburger & Price, LLP.

*23.1	Consent of UHY LLP.

23.2	Consent of Strasburger & Price, LLP (contained in its opinion filed as Exhibit 5.1 hereto).

*24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 1 to the registration statement).

*Filed herewith
Item 9.     Undertakings.
             (a)      The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, GulfMark Offshore, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-84110 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 24, 2010.

GULFMARK OFFSHORE, INC.
/s/QUINTIN V. KNEEN
Quintin V. Kneen
Executive Vice President

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce A. Streeter and Quintin V. Kneen, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-84110 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Bruce A. Streeter Bruce A. Streeter	Chief Executive Officer, President and Director (Principal Executive Officer)	February 24, 2010

/s/ Quintin V. Kneen Quintin V. Kneen	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	February 24, 2010

/s/ Samuel L. Rubio Samuel L. Rubio	Vice President - Controller and Chief Accounting Officer (Principal Accounting Officer)	February 24, 2010

/s/ Peter I. Bijur Peter I. Bijur	Director	February 24, 2010

/s/ David J. Butters David J. Butters	Director	February 24, 2010

/s/ Brian R. Ford Brian R. Ford	Director	February 24, 2010

/s/ Louis S. Gimbel, 3rd Louis S. Gimbel, 3rd	Director	February 24, 2010

/s/ Sheldon S. Gordon Sheldon S. Gordon	Director	February 24, 2010

/s/ Robert B. Millard Robert B. Millard	Director	February 24, 2010

/s/ Robert T. O’Connell Robert T. O’Connell	Director	February 24, 2010

/s/ Larry T. Rigdon Larry T. Rigdon	Director	February 24, 2010

/s/ Rex C. Ross Rex C. Ross	Director	February 24, 2010

Exhibit Index

Exhibit
No.	Description

4.1	Certificate of Incorporation of GulfMark Offshore, Inc., as amended (incorporated by reference to Exhibit 3.1 of our Form 8-K filed February 24, 2010).

4.2	Bylaws of GulfMark Offshore, Inc., as amended (incorporated by reference to Exhibit 3.2 of our Form 8-K filed February 24, 2010).

4.3	Description of GulfMark Common Stock (incorporated by reference to Exhibit 4.1 of our Form 8-K filed February 24, 2010).

4.4	Form of U.S. Citizen Stock Certificates (incorporated by reference to Exhibit 4.2 of our Form 8-K filed February 24, 2010).

4.5	Form of Non-U.S. Citizen Stock Certificates (incorporated by reference to Exhibit 4.3 of our Form 8-K filed February 24, 2010).

4.6	GulfMark Offshore, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.4.3 to our Registration Statement on Form S-8, Registration No. 333-84110 filed on March 11, 2002).

*5.1	Opinion of Strasburger & Price, LLP.

*23.1	Consent of UHY LLP.

23.2	Consent of Strasburger & Price, LLP (contained in its opinion filed as Exhibit 5.1 hereto).

*24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment No. 1 to the registration statement).

*Filed herewith